Exhibit 99.1

Investor Relations

Kurt Svendsen

Managing Director, Corporate Communications and Investor Relations

(952) 887-8630, kurt.svendsen@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Results for Fiscal 2012

•                  Full-year sales increase to record $1.96 billion in fiscal 2012

•                  Professional businesses grow over 7 percent on strength of golf, landscape and micro-irrigation

•                  Operating earnings expand to 10.5 percent towards Destination 2014 target

•                  Net earnings per share for the year up 16 percent to record $2.14

BLOOMINGTON, Minn. (December 5, 2012) — The Toro Company (NYSE: TTC) today reported net earnings of $129.5 million, or $2.14 per share, on a net sales increase of 4 percent to $1,958.7 million for its fiscal year ended October 31, 2012. In fiscal 2011, the company delivered net earnings of $117.7 million, or $1.85 per share, on net sales of $1,884 million.

For the fourth quarter, Toro reported net earnings of $0.3 million, on a net sales decrease of 7.8 percent to $339.3 million. In the comparable fiscal 2011 period, the company posted net earnings of $5 million, or $0.08 per share, on net sales of $368.1 million.

Earnings per share figures for all periods reported have been adjusted to reflect the company’s 2-for-1 stock split effective June 29, 2012.

“The Toro Company completed another record year with new highs for revenues and earnings per share,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “While pleased with our performance, it could have been even better if not for limited snowfall around the world that reduced snowthrower sales by almost 50 percent. Despite the weather challenge and a continued sluggish worldwide economy, Toro made tremendous progress in 2012.  New products and good execution helped grow our positions in golf equipment, landscape contractor and grounds, micro irrigation and residential mowing.  Our investments in acquisitions to enter new markets and expand capacity for micro irrigation, are contributing and will fuel growth into the future.  And our efforts on productivity are starting to gain traction, as we delivered another significant step towards our Destination 2014 operating earnings goal of 12 percent by the end of fiscal 2014.”

“For the quarter, retail sales activity for many of our products were strong this fall, which helped get field inventories in good shape heading into the upcoming season.  The majority of the decline in sales for the quarter resulted from the lack of snowthrower shipments due to soft preseason demand. Other major product categories showed sales growth in the quarter, with positive momentum heading into the new fiscal year.”

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“We are early in our fiscal 2013, and mindful of the challenging world-wide economic environment and, as always, acutely aware of the volatility of Mother Nature.  Nonetheless, the outlook for our end markets appears promising.  Golf rounds and revenues were up last year, housing and construction are showing signs of improvement, and the agriculture market continues to adopt more efficient methods of irrigation. While we hope for better weather for our business, that is out of our control.  We will concentrate on those actions that have made us successful: developing innovative products, serving our customers, executing in the marketplace, and engaging our employees to improve profitability as we pursue our Destination 2014 goals of additional revenue growth and further operating earnings expansion.”

The company expects revenue growth for fiscal 2013 to be about 4 to 5 percent, and net earnings to be about $2.35 to $2.40 per share. For the first quarter, the company expects net earnings to be about $0.40 to $0.45 per share, positively impacted by anticipated accelerated purchases of diesel products in advance of the Tier 4 price change.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for fiscal 2012 totaled $1,329.5 million, up 7.3 percent over last year. Sales of golf equipment and irrigation were up domestically on continued demand as golf courses replaced equipment and renovated aging irrigation systems.  Landscape maintenance equipment increased on the success of new products and retail demand in markets not impacted by the drought.  Micro irrigation sales in the Americas increased significantly on improved capacity and dealer expansion that enabled Toro to better meet growing demand for agricultural irrigation.  Recent acquisitions also contributed incremental sales for the year. International economic issues, particularly Europe, negatively impacted the sales of most professional businesses for the year.  For the fourth quarter, professional segment net sales were $228.6 million, up 5.6 percent from the comparable fiscal 2011 period.

•                  Professional segment earnings for fiscal 2012 totaled $232.1 million, up 13.2 percent from the prior year. For the fourth quarter, professional segment earnings were $20.8 million, up 21.2 percent from the comparable fiscal 2011 period.

Residential

•                  Residential segment net sales for fiscal 2012 were $607.4 million, down from $623.9 million in fiscal 2011. Snow thrower sales were down about 50 percent for the year due to the lack of snowfall last winter and the resulting soft preseason demand in the fourth quarter.  Shipments of walk power mowers and riding products were up for the year due in part to the successful launch of the TimeMaster™ 30 inch walk power mower.  For the fourth quarter, residential segment net sales were $102 million, down 28.9 percent from the comparable fiscal 2011 period due to reduced demand for snowthrowers.

•                  Residential segment earnings for fiscal 2012 totaled $57.9 million, up $3.5 million or 6.4 percent from fiscal 2011, when a pre-tax charge of $4.7 million to account for one-time costs associated with a rework issue affecting walk power mowers resulted in a decline in earnings. For the fourth quarter, residential segment earnings were $6.7 million, down from $11.9 million in the comparable fiscal 2011 period.

OPERATING RESULTS

Gross margin for fiscal 2012 improved 60 basis points from last year to 34.4 percent.  The majority of the margin expansion was due to realized price, coupled with productivity improvement, somewhat offset by higher materials costs. For the fourth quarter, gross margin was up 100 basis points to 33.3 percent.

Selling, general and administrative (SG&A) expense as a percent of sales decreased 10 basis points to 23.9 percent for fiscal 2012. For the fourth quarter, SG&A expenses were down $0.8 million, but increased 230 basis points compared to last year’s fourth quarter to 32.1 percent, on lower sales volumes.

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Operating earnings as a percent of sales improved 70 basis points to 10.5 percent for fiscal 2012.  For the fourth quarter, operating earnings were 1.2 percent of sales compared to 2.5 percent last year.

Interest expense for fiscal 2012 was $16.9 million, down 0.4 percent compared to the fiscal 2011. For the fourth quarter, interest expense totaled $4.1 million, down 5.9 percent from the same period last year.

The effective tax rate for the fiscal year was 34 percent compared with 32.7 percent last year, primarily due to the expiration of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the fiscal year totaled $147.4 million, down 0.5 percent from the prior year period. Net inventories were $251.1 million, up 12.6 percent from the end of fiscal 2011 due to planned inventory build of diesel products to meet anticipated customer demand as part of the Tier 4 transition. Trade payables were $124.8 million, up 5.7 percent compared with last year.

About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, irrigation technologies and outdoor lighting solutions to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL

December 5, 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on December 5, 2012.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising or persistent unemployment and weakened consumer confidence; the threat of terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our multi-year employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including political, economic and/or social instability in the countries in which we manufacture or sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, and Tier 4 emissions requirements; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2012	October 31, 2011	October 31, 2012	October 31, 2011
Net sales	$339,294	$368,094	$1,958,690	$1,883,953
Gross profit	112,899	118,787	673,094	636,647
Gross profit percent	33.3%	32.3%	34.4%	33.8%
Selling, general, and administrative expense	108,792	109,580	467,481	452,160
Operating earnings	4,107	9,207	205,613	184,487
Interest expense	(4,115)	(4,374)	(16,906)	(16,970)
Other income, net	2,324	2,749	7,555	7,309
Earnings before income taxes	2,316	7,582	196,262	174,826
Provision for income taxes	2,065	2,547	66,721	57,168
Net earnings	$251	$5,035	$129,541	$117,658

Basic net earnings per share	$0.00	$0.08	$2.18	$1.88

Diluted net earnings per share	$0.00	$0.08	$2.14	$1.85

Weighted average number of shares of common stock outstanding — Basic	58,836	61,242	59,446	62,534

Weighted average number of shares of common stock outstanding — Diluted	60,162	62,074	60,618	63,594

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective June 29, 2012.

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2012	October 31, 2011	October 31, 2012	October 31, 2011
Professional	$228,605	$216,532	$1,329,504	$1,239,068
Residential	102,036	143,485	607,435	623,889
Other	8,653	8,077	21,751	20,996
Total *	$339,294	$368,094	$1,958,690	$1,883,953

* Includes international sales of	$113,842	$120,651	$594,313	$607,915

	Three Months Ended		Fiscal Years Ended
Segment Earnings (Loss) Before Income Taxes	October 31, 2012	October 31, 2011	October 31, 2012	October 31, 2011
Professional	$20,775	$17,140	$232,104	$205,009
Residential	6,715	11,865	57,889	54,410
Other	(25,174)	(21,423)	(93,731)	(84,593)
Total	$2,316	$7,582	$196,262	$174,826

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	October 31, 2012	October 31, 2011
ASSETS
Cash and cash equivalents	$125,856	$80,886
Receivables, net	147,410	148,140
Inventories, net	251,117	223,030
Prepaid expenses and other current assets	24,437	18,303
Deferred income taxes	63,314	62,523
Total current assets	612,134	532,882

Property, plant, and equipment, net	180,523	191,140
Goodwill and other assets, net	142,542	146,641
Total assets	$935,199	$870,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$1,858	$1,978
Short-term debt	—	41
Accounts payable	124,806	118,036
Accrued liabilities	251,458	239,025
Total current liabilities	378,122	359,080

Deferred income taxes	2,280	1,368
Long-term debt, less current portion	223,482	225,178
Deferred revenue	11,143	10,619
Other long-term liabilities	7,770	7,651
Stockholders’ equity	312,402	266,767
Total liabilities and stockholders’ equity	$935,199	$870,663

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2012	October 31, 2011
Cash flows from operating activities:
Net earnings	$129,541	$117,658
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from affiliates	(5,996)	(5,682)
Provision for depreciation, amortization, and impairment losses	53,634	48,506
Stock-based compensation expense	9,503	8,533
Increase in deferred income taxes	(206)	(2,006)
Other	(132)	(118)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(495)	(2,908)
Inventories, net	(21,973)	(25,667)
Prepaid expenses and other assets	(6,741)	(7,144)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	28,663	(17,295)
Net cash provided by operating activities	185,798	113,877

Cash flows from investing activities:
Purchases of property, plant, and equipment, net	(43,242)	(57,447)
Proceeds from asset disposals	491	653
Distributions from finance affiliate, net	5,091	3,034
Other	—	(360)
Acquisitions, net of cash acquired	(9,663)	(15,155)
Net cash used in investing activities	(47,323)	(69,275)

Cash flows from financing activities:
Decrease in short-term debt	(922)	(776)
Repayments of long-term debt	(1,858)	(1,857)
Excess tax benefits from stock-based awards	9,017	2,988
Proceeds from exercise of stock options	20,347	14,467
Purchases of Toro common stock	(93,395)	(129,955)
Dividends paid on Toro common stock	(26,230)	(24,970)
Net cash used in financing activities	(93,041)	(140,103)

Effect of exchange rates on cash	(464)	(979)

Net increase (decrease) in cash and cash equivalents	44,970	(96,480)
Cash and cash equivalents as of the beginning of the fiscal year	80,886	177,366

Cash and cash equivalents as of the end of the fiscal year	$125,856	$80,886

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